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                                                                    Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 11/Amendment No. 10 to Registration Statement No. 333-69522/811-07971 of MetLife Investors Variable Life Account One on Form N-6 of our report dated April 6, 2007, relating to the financial statements of MetLife Investors Variable Life Account One appearing in the Prospectus in Post-Effective Amendment No. 10/Amendment No. 9 to Registration Statement No. 333-69522/811-07971; to the use of our report dated April 13, 2007, relating to the financial statements of MetLife Investors Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for certain non-traditional long duration contracts and separate accounts as required by accounting guidance adopted on January 1, 2004); and to the use of our report dated
April 11, 2007, relating to the financial statements of General American Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for defined benefit pension and other postretirement plans and for certain non-traditional long duration contracts and separate accounts as required by accounting guidance adopted on December 31, 2006 and January 1, 2004, respectively), both appearing in this Registration Statement, and to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
May 9, 2007